CAROLINA POWER & LIGHT COMPANY

                              OFFICER'S CERTIFICATE

         Mark F. Mulhern, the Vice President and Treasurer of Carolina Power & Light Company (the "Company"), pursuant to the authority granted in the Board Resolutions dated December 9, 1998, July 14, 1999, and October 25, 1999 and the Indenture as defined herein, does hereby certify to The Chase Manhattan Bank (the "Trustee"), as Trustee under the Indenture (for Debt Securities) of the Company dated as of October 28, 1999 (as amended by this Officer's Certificate, the "Indenture") that he has authorized the issue and sale of Extendible Notes due October 28, 2009 (the "Notes") by the Company, and, in connection with such issuance, has determined, approved or appointed, as the case may be, the following:

1) The notes of the first series issued under the Indenture shall be designated "Extendible Notes due October 28, 2009." The Form of Note is attached hereto as Exhibit A. All capitalized terms used in this certificate which are not defined herein shall have the meanings (if any) set forth in Exhibit A hereto; all capitalized terms used in this certificate which are not defined herein or in Exhibit A hereto shall have the meanings set forth in the Indenture.

2) The Notes shall initially be limited in aggregate principal amount to $500,000,000 at any time Outstanding, except as may otherwise be permitted under the Indenture and the Notes.

3) If not redeemed earlier pursuant to their terms, the Notes shall mature and the principal thereof shall be due and payable together with all accrued and unpaid interest thereon on October 28, 2009.

4) The Notes shall be issued as Global Securities registered in the name of a nominee of The Depository Trust Company. The Notes shall be issued in denominations of $1,000 and integral multiples thereof.

5) The Notes shall bear interest, and the interest rate shall reset as provided in Exhibit A. The Notes will bear interest (a) during the Initial Spread Period, from and including October 28, 1999 to but excluding July 28, 2000, at a rate that will reset monthly equal to the one month LIBOR plus a spread of .33% and (b) during each Subsequent Spread Period either at a fixed or floating interest rate as determined by the Company with the recommendation of the Remarketing Agent.

6) Pursuant to the Calculation Agency Agreement and the Remarketing Agreement, respectively, the Rate Agent (i) in Floating Rate Mode will be The Chase Manhattan Bank and (ii) in Fixed Rate Mode will be Merrill Lynch, Pierce, Fenner & Smith Incorporated.


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



7) The Notes may be redeemed on or after July 28, 2000, as provided in Exhibit A. To the extent the provisions of Exhibit A are inconsistent with Article IV of the Indenture, the provisions of Exhibit A shall control.

8) On and after July 28, 2000, if the Company so elects with respect to a Subsequent Spread Period, the Notes will be subject to repayment at the option of holders thereof during such Subsequent Spread Period, as provided in Exhibit A. To the extent the provisions of Exhibit A are inconsistent with Article IV of the Indenture, the provisions of Exhibit A shall control.

9) On the Remarketing Reset Date which commences each Subsequent Spread Period, each Note will automatically be tendered, or deemed tendered to the Remarketing Agent, for remarketing at 100% of the principal amount thereof unless the beneficial holder affirmatively elects not to tender such Note by following the procedures set forth in the prospectus supplement.

10)      The Notes shall not be subject to a sinking fund.

11) The purchase price of the Notes from the Company shall be 99.875% of the principal amount thereof.

12) Principal and interest will be payable at the corporate trust office of The Chase Manhattan Bank, presently located at 450 West 33rd Street, New York, New York, 10001 or such other place as may be designated by the Trustee from time to time.

13) The Notes will be subject to certain events of default and certain covenants as set forth in the Indenture and the Notes.

14) The Trustee shall initially be The Chase Manhattan Bank, the principal corporate trust office of which presently is located at 450 West 33rd Street, New York, New York, 10001.

15)      The Notes shall be senior unsecured obligations of the Company.

16) Any further terms of the Notes shall be as provided for in Exhibit A hereto and in the Indenture.


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





         IN WITNESS WHEREOF, the undersigned Vice President and Treasurer of the Company has executed this Certificate as of the 28th day of October, 1999.


                                                  /s/ Mark F. Mulhern
                                                  ------------------------------
                                                  Mark F. Mulhern
                                                  Vice President and Treasurer



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                                                        EXHIBIT A--FORM OF NOTE


                               [depository legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (55 WATER STREET, NEW YORK, NEW
YORK) ("DTC"), TO CAROLINA POWER & LIGHT COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.


                        [FORM OF FACE OF EXTENDIBLE NOTE]



REGISTERED                                                            REGISTERED

                         CAROLINA POWER & LIGHT COMPANY

                      EXTENDIBLE NOTE DUE OCTOBER 28, 2009

NO. _____                                                      PRINCIPAL AMOUNT:

                                                               $_______________

                                                          CUSIP NO. ___________

CAROLINA POWER & LIGHT COMPANY, a corporation duly organized and existing under the laws of the State of North Carolina (herein referred to as the "Company"), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount of ________________ Dollars ($____________), on October 28, 2009 (the "Stated Maturity") (unless and to the extent earlier redeemed or repaid prior to such date) and to pay interest thereon from October 28, 1999 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for in arrears on the 28th day of each month during the Initial Spread Period and any other date as shall be established by the Company as an interest payment date in accordance with the provisions set forth below (each, an "Interest Payment Date"), and at maturity or earlier redemption, until the principal hereof is paid or made available for payment. Interest payments for this Note shall include interest accrued to but excluding each Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on Notes held in global (i.e., book-entry) form, on any Interest Payment Date shall, as provided in

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

the Indenture (as defined below), be paid to the Person in whose name this Note (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date, which shall be the calendar day (whether or not a Business Day) next preceding such Interest Payment Date. Interest on Notes held in definitive form will be payable on each Interest Payment Date specified for the Initial Spread Period and any Subsequent Spread Period, in each case to the person in whose name such Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding such Interest Payment Date.

         Except as otherwise provided in the Indenture, any interest not punctually paid or duly provided for on any Interest Payment Date ("Defaulted Interest") shall forthwith cease to be payable to the Holder on the Regular Record Date with respect to such Interest Payment Date by virtue of having been such Holder and may either (1) be paid to the Person in whose name this Note (or one or more Predecessor Debt Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee (as defined below), notice of which shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or (2) be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payment of the principal of (and premium, if any) and interest, if any, on this Note shall be made at the Corporate Trust Office of the Trustee or such other offices or agencies of the Trustee maintained for that purpose from time to time, or at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; PROVIDED, HOWEVER, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security Register.

         Reference is hereby made to the further provisions of this Note set forth below, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee or its duly appointed co-authenticating agent by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.



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




         IN WITNESS WHEREOF, the Company has caused this Instrument to be signed by the signature or facsimile signature of its Chairman of the Board, its President, a Vice President, its Treasurer or an Assistant Treasurer and attested by its Secretary or an Assistant Secretary by his/her signature or a facsimile thereof, and its corporate seal or a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

                  (SEAL)               CAROLINA POWER & LIGHT COMPANY



                                       By  ____________________________________
                                       Name:
                                       Title:


Attest:



-------------------------------
Name:
Title:


Dated: October 28, 1999



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




                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

         Dated: October 28, 1999

                                           THE CHASE MANHATTAN BANK, as Trustee



                                          By:  _________________________________
                                          Name:
                                          Title:   Authorized Representative




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


                            [FORM OF REVERSE OF NOTE]

         This Note is one of a duly authorized issue of securities of the Company (herein called the "Notes") issued and to be issued in one or more series under an Indenture (For Debt Securities), dated October 28, 1999 (herein called the "Indenture," which term shall have the meaning assigned to it in such instrument) between the Company and The Chase Manhattan Bank, as trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. Capitalized terms used but not defined in this Note have the meanings given to them in the Indenture. This Note is a "Debt Security" as that term is defined in the Indenture.

                  The Notes are senior unsecured obligations of the Company and rank equally with all of the Company's other senior unsecured indebtedness from time to time outstanding. Debt Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized for each series. The Company may, from time to time, without the consent of the holder of this Note, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to this Note.

         The Notes will mature, unless previously redeemed, on October 28, 2009 (the "Stated Maturity"). This Note is one of the series designated on the face hereof, initially limited in the aggregate principal amount of $500,000,000. This series of Notes may be "reopened" and additional Notes issued under the Indenture. The Notes will bear interest as described below for the Initial Spread Period and any Subsequent Spread Period (each as defined below). Interest on the Notes held in book-entry form will be payable on each Interest Payment Date (as defined below) specified for the Initial Spread Period and any Subsequent Spread Period, in each case to the person in whose name the Notes are registered at the close of business on the calendar day (whether or not a Business Day) next preceding such Interest Payment Date. Interest payable on any Interest Payment Date or Stated Maturity or date of earlier redemption or repayment will be the amount of interest accrued from and including the date of original issuance or from and including the most recent Interest Payment Date on which interest has been paid, to but excluding such Interest Payment Date or Stated Maturity or date of earlier redemption or repayment, as the case may be. Principal of and interest on the Notes will be payable, and the transfer of the Notes will be registrable, at the Corporate Trust Office of the Trustee, or such other offices or agencies of the Trustee from time to time designated by the Trustee for such purpose, or at any other office or agency designated by the Company for such purpose.

         The Remarketing Agent (or its successor(s)) for the Notes of this series shall be designated by the Company. The Remarketing Agent shall remarket the Notes on terms and conditions as set forth herein and in the Remarketing Agreement (as defined below).

         The Notes will not be subject to a sinking fund.

         If the Stated Maturity for the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

         The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and, in the case of Notes in the Floating Rate Mode (as defined below), that is also a London Business Day. The term "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

INITIAL SPREAD PERIOD

         The "Initial Spread Period" will be the period from and including October 28, 1999, the date of original issuance of the Notes, to but excluding the initial "Remarketing Reset Date" for the Notes. The initial Remarketing Reset Date will be July 28, 2000.

         During the Initial Spread Period for the Notes, interest on the Notes will be payable in arrears monthly, on the 28th day of each month, commencing November 28, 1999 (each such date an "Interest Payment Date" in respect of the Initial Spread Period), except as described below. The interest rate on the Notes will be reset monthly on the 28th day of each month, commencing November 28, 1999 (the "Interest Reset Date" in respect of the Initial Spread Period), and the Notes will bear interest during the Initial Spread Period at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Interest Reset Period (as defined below), plus the Initial Spread (as defined below). The "Initial Interest Reset Period" will be the period from and including the date of original issuance of the Notes, to but excluding November 28, 1999. Thereafter, each "Interest Reset Period" during the Initial Spread Period will be the monthly period from and including the most recent Interest Reset Date, to but excluding the next succeeding Interest Reset Date or Remarketing Reset Date, as the case may be.

         The spread applicable to the Notes during the Initial Spread Period will be .33% (the "Initial Spread"), and the interest rate mode used for the Initial Spread Period will be the "Floating Rate Mode." Thus, the interest rate per annum for the Notes during the Initial Interest Reset Period will be equal to LIBOR, determined as of October 26, 1999, plus the Initial Spread. The interest rate per annum for each succeeding Interest Reset Period during the Initial Spread Period will equal LIBOR for such Interest Reset Period plus the Initial Spread, calculated as described below under "Subsequent Spread Periods -- Floating Rate Mode."

         If, during the Initial Spread Period, any Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date shall be the next preceding Business Day.

SUBSEQUENT SPREAD PERIODS

         The Spread (as defined below) will be determined in the manner described below for each period from and including each Remarketing Reset Date, to but excluding each next succeeding Remarketing Reset Date or, as the case may be, Stated Maturity (a "Subsequent Spread Period"). A Subsequent Spread Period will be one or more periods of at least three months (or any integral multiple of three months), but not more than the period remaining to the Stated Maturity of the Notes as designated by the Company, and commencing on the 28th day of January, April, July or October (or as otherwise specified by the Company and the Remarketing Agent on the applicable Duration/Mode Determination Date (as defined below) in connection with the establishment of each Subsequent Spread Period), as applicable (each such date, a "Remarketing Reset Date"); PROVIDED, HOWEVER, that no Subsequent Spread Period may end on or after the Stated Maturity.

         Interest on the Notes during each Subsequent Spread Period shall accrue and be payable, as applicable, either:

         o at a floating interest rate (the Notes being in the "Floating Rate Mode" and the interest rate being a "Floating Rate"), or

         o at a fixed interest rate (the Notes being in the "Fixed Rate Mode" and the interest rate being a "Fixed Rate"),

in each case as determined by the Company and the Remarketing Agent in accordance with the Remarketing Agreement and the applicable Remarketing Agency Agreement (each as defined below). The Spread that will be applicable to the Notes during each Subsequent Spread Period will be the percentage (a) recommended by the Remarketing Agent so as to result in a rate that, in the reasonable opinion of the Remarketing Agent, will enable tendered Notes to be remarketed by the Remarketing Agent at 100% of the principal amount thereof, as described under "Tender of Notes; Remarketing Agency Agreement" below, and (b) agreed to by the Company.

         Unless notice of redemption of the Notes as a whole has been given, the following terms will be established by 3:00 p.m., New York City time, on the eighth Business Day prior to the Remarketing Reset Date which commences such Subsequent Spread Period (the "Duration/Mode Determination Date"):

         o    duration,
         o    redemption dates,
         o    redemption type (I.E., par, premium or make-whole),


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


         o    redemption prices (if applicable),
         o    repayment dates,
         o    Remarketing Reset Date,
         o    Interest Reset Dates,
         o    Interest Payment Dates,
         o    interest rate mode (I.E., Fixed Rate Mode or Floating Rate Mode),
         o    optional repayment terms, if any, and
         o    any other relevant terms for each Subsequent Spread Period.

In addition, the Spread for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the fourth Business Day prior to the Remarketing Reset Date commencing such Subsequent Spread Period (the "Spread Determination Date").

         The Company will, not less than ten nor more than twenty calendar days prior to any Duration/Mode Determination Date:

         o inform The Depository Trust Company ("DTC") that the Notes are subject to mandatory, automatic tender on the Remarketing Reset Date (subject to the right to elect not to tender), and

         o request that DTC notify its participants of such Duration/Mode Determination Date and of the procedures that must be followed if any beneficial owner of a Note wishes to retain such Note as described under "Tender of Notes; Remarketing Agency Agreement" below.

In the event that DTC or its nominee is no longer the holder of record of the Notes, the Company will notify the holders of the Notes of such information within such period of time. This will be the only notice given by the Company or the Remarketing Agent with respect to such Duration/Mode Determination Date and procedures for electing not to tender Notes.

         If the Company and the Remarketing Agent cannot agree on the Spread for any Subsequent Spread Period, then the Company is required unconditionally to repurchase and retire all of the Notes on the Remarketing Reset Date at a price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest, if any, thereon to but excluding the Remarketing Reset Date.

         FLOATING RATE MODE

         If the Notes are to be reset to the Floating Rate Mode, as agreed to by the Remarketing Agent and the Company on a Duration/Mode Determination Date, then during the corresponding Subsequent Spread Period:

         o the interest rate on the Notes will be reset monthly, quarterly or semiannually (each, an "Interest Reset Period") and interest on the Notes will be payable either monthly, quarterly or semiannually on such dates (each such date, an "Interest Payment Date" in respect of such Subsequent Spread Period), in each case as specified by the Remarketing Agent and the Company on the applicable Duration/Mode Determination Date, and

         o the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR for the applicable Interest Reset Period, plus the applicable Spread, as determined on the relevant Spread Determination Date.

Unless otherwise specified on the applicable Duration/Mode Determination Date for Notes in the Floating Rate Mode, interest on such Notes will be payable, in the case of Notes which reset:

         o    monthly, on the 28th day of each month,

         o quarterly, on the 28th day of each January, April, July and October, or

         o    semiannually, on the 28th day of each April and October.

The first day of an Interest Reset Period is referred to in this Note as an "Interest Reset Date" in respect of the Subsequent Spread Period and, unless otherwise specified on the applicable Duration/Mode Determination Date, will be, in the case of Notes which reset:

         o    monthly, on the 28th day of each month,

         o quarterly, on the 28th day of each January, April, July and October, or

         o    semiannually, on the 28th day of each April and October.

The interest rate in effect on each day will be:

         o if such day is an Interest Reset Date, the interest rate determined as of the Floating Rate Determination Date (as defined below) immediately preceding such Interest Reset Date, or

         o if such day is not an Interest Reset Date, the interest rate determined as of the Floating Rate Determination Date immediately preceding the most recent Interest Reset Date.

         o If any Interest Payment Date (other than at Stated Maturity), redemption date, repayment date, Interest Reset Date or Remarketing Reset Date in the Floating Rate Mode would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, repayment date, Interest Reset Date or Remarketing Reset Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, repayment date, Interest Reset Date or Remarketing Reset Date shall be the next preceding Business Day.

         The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Floating Rate Determination Date. The "Floating Rate Determination Date" will be the second London Business Day immediately preceding the applicable Interest Reset Date.

         For the Initial Spread Period and if the Notes are reset to the Floating Rate Mode for a Subsequent Spread Period, LIBOR will be determined by the Rate Agent (as defined under "Tender of Notes; Remarketing Agency Agreement" below) as of the applicable Floating Rate Determination Date in accordance with the following provisions:

                  (i) LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars of not less than U.S. $1,000,000 of the applicable Index Maturity, commencing on the second London Business Day immediately following such Floating Rate Determination Date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such Floating Rate Determination Date. "Telerate Page 3750" means the display designated on page "3750" on Bridge Telerate, Inc. (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such Floating Rate Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

                  (ii) With respect to a Floating Rate Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such Floating Rate Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which deposits of the applicable Index Maturity in U.S. dollars, commencing on the second London Business Day immediately following such Floating Rate Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such Floating Rate Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such Floating Rate Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such Floating Rate Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such Floating Rate Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks of the applicable Index Maturity commencing on the second London Business Day immediately following such Floating Rate Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such Floating Rate Determination Date will be LIBOR determined with respect to the immediately preceding Floating Rate Determination Date, or in the case of the first Floating Rate Determination Date, LIBOR for the Initial Interest Reset Period.

         The Index Maturity applicable to Notes in the Floating Rate Mode will be, in the case of Notes resetting:

         o    monthly, one month,

         o    quarterly, three months, or

         o    semiannually, six months.

         FIXED RATE MODE

         If the Notes are to be reset to the Fixed Rate Mode, as agreed to by the Company and the Remarketing Agent on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined by 4:00 p.m., New York City time, on the third Business Day prior to the Remarketing Reset Date for such Subsequent Spread Period (the "Fixed Rate Determination Date"), in accordance with the following provisions. The Fixed Rate will be determined by adding:

         o the applicable Spread (as determined by the Remarketing Agent and agreed to by the Company on the immediately preceding Spread Determination Date) and

         o the yield to maturity determined by 4:00 p.m., New York City time, on the Fixed Rate Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Agent, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

         Interest in the Fixed Rate Mode will be computed on the basis of a 360-day year of twelve 30-day months. Such interest will be payable semiannually in arrears on the Interest Payment Dates (i.e., April 28 and October 28, unless otherwise specified by the Company and the Remarketing Agent on the applicable Duration/Mode Determination Date) at the applicable Fixed Rate, as determined on the Fixed Rate Determination Date, beginning on the applicable Remarketing Reset Date and continuing for the duration of the relevant Subsequent Spread Period.

         If any Interest Payment Date, redemption date or repayment date in the Fixed Rate Mode would otherwise be a day that is not a Business Day (in either case, other than any Interest Payment Date, redemption date or repayment date that falls on a Remarketing Reset Date, in which case each such date will be postponed to the next succeeding day that is a Business Day), the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

TENDER OF NOTES; REMARKETING AGENCY AGREEMENT

         The Company has entered into a Remarketing Agreement dated October 28, 1999 with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") with respect to remarketing of the Notes (the "Remarketing Agreement") by the Remarketing Agent. If the Company and the Remarketing Agent agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, the Company will enter into a Remarketing Agency Agreement (the "Remarketing Agency Agreement") with the Remarketing Agent on such Spread Determination Date. On the Remarketing Reset Date which commences such Subsequent Spread Period, each Note will be automatically tendered, or deemed tendered, to the Remarketing Agent for remarketing by the Remarketing Agent on the Remarketing Reset Date at 100% of the principal amount thereof (the "Purchase Price") unless the beneficial owner of such Note, at such owner's option, upon giving notice as provided below (the "Hold Notice"), elects not to tender such Note. If the Notes are held in book-entry form, subject to the second succeeding paragraph, the Purchase Price will be paid by the Remarketing Agent in accordance with the standard procedures of DTC, which currently provide for payments in same-day funds. Interest accrued on such Notes with respect to the preceding interest period will be paid in the manner described under "Form, Denomination and Registration" below.

         The Hold Notice must be received by the Remarketing Agent (through DTC if held in book-entry form) during the period commencing at 3:00 p.m., New York City time, on the Duration/Mode Determination Date and ending at 12:00 noon, New York City time, on the third Business Day prior to the Remarketing Reset Date for such Subsequent Spread Period (the "Notice Date"); provided, however, that if the Company is unable to agree with the Remarketing Agent on the Spread for such Subsequent Spread Period, any Hold Notices received will be null and void. Except as otherwise provided below, a Hold Notice shall be irrevocable. If a Hold Notice is not received for any reason by the Remarketing Agent with respect to any Note by 12:00 noon, New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected to tender such Note for purchase by the Remarketing Agent. All of the Notes, whether or not tendered, shall bear interest upon the same terms.

         If the Remarketing Agent is unable to remarket some or all of the tendered Notes and, in its sole discretion, elects not to purchase such tendered Notes, the Company is obligated unconditionally to purchase and retire on the Remarketing Reset Date the remaining unsold tendered Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the applicable Remarketing Reset Date.

         No beneficial owner of any Note shall have any rights or claims against the Remarketing Agent as a result of the Remarketing Agent not purchasing such Notes.

         Notwithstanding anything to the contrary contained herein, the Remarketing Agent shall have the option, but not the obligation, to purchase any Notes tendered to it that it is not able to remarket. If the Remarketing Agent is unable to remarket the entire principal amount of all Notes tendered on any Remarketing Reset Date and, in its sole discretion, the Remarketing Agent elects not to purchase such tendered Notes, it will promptly notify the Company and the Trustee. The Company or its affiliates may offer to purchase Notes in a remarketing, provided that the Spread and related interest rate established with respect to the Notes in connection with such remarketing are not different than they would otherwise be if the Company or its affiliates had not purchased such Notes.

         The term "Remarketing Agent" means the nationally recognized broker-dealer selected by the Company to act as Remarketing Agent. Pursuant to the Remarketing Agreement, Merrill Lynch has agreed to act as Remarketing Agent. The term "Rate Agent" means the entity selected by the Company as its agent to determine:

         o LIBOR and the interest rate on the Notes for any Interest Reset Period, and/or

         o the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate.

Pursuant to the Remarketing Agreement, Merrill Lynch has agreed to act as the initial Rate Agent in respect of any Notes in the Fixed Rate Mode, and pursuant to a calculation agency agreement dated October 28, 1999, by and between the Company and The Chase Manhattan Bank (the "Calculation Agency Agreement"), The Chase Manhattan Bank has agreed to act as the initial Rate Agent in respect of any Notes in the Floating Rate Mode. In the Company's sole discretion, it may change the Remarketing Agent and the Rate Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date relating thereto.

REDEMPTION OF THE NOTES

         The Notes may not be redeemed prior to the initial Remarketing Reset Date. On each Remarketing Reset Date (including the initial Remarketing Reset
Date) and on those Interest Payment Dates or other dates specified as redemption dates by the Company on the Duration/Mode Determination Date in connection with any Subsequent Spread Period, the Notes may be redeemed, at the Company's option, in whole or in part, upon notice thereof given at any time during the 30 calendar day period ending on the eighth Business Day prior to the redemption date (or fifteen Business Days prior to the redemption date in the case of a partial redemption), in accordance with the redemption type selected on the Duration/Mode Determination Date. The Notes are also subject to redemption in whole or in part as provided above under "Subsequent Spread Periods" and " Tender of Notes; Remarketing Agency Agreement" below. If less than all of the outstanding Notes are to be redeemed, the Notes to be redeemed shall be selected by such method as the Company shall deem fair and appropriate. If DTC or its nominee is the record holder of the Notes, however, the Company will give notice to

 DTC, and DTC will determine the principal amount to be redeemed from the account of each direct participant in accordance with its rules and procedures. A direct or indirect participant may determine to redeem from some beneficial owners (which may include a participant holding Notes for its own account) without redeeming from the accounts of other beneficial owners.

         The redemption type to be chosen by the Company and the Remarketing Agent on the Duration/Mode Determination Date with respect to any Subsequent Spread Period may be one of the following:

         o "Par Redemption," meaning redemption at a redemption price equal to 100% of the principal amount thereof, plus unpaid interest thereon, if any, accrued to the redemption date,

         o "Premium Redemption," meaning redemption at a redemption price or prices greater than 100% of the principal amount thereof, plus unpaid interest thereon, if any, accrued to the redemption date, as determined on the Duration/Mode Determination Date, or

         o "Make-Whole Redemption," meaning redemption at a redemption price equal to the Make-Whole-Amount with respect to such Notes.

In connection with any optional redemption of any Note, "Make-Whole Amount" means an amount equal to the greater of:

         o 100% of its principal amount plus accrued interest, if any, thereon to the date of redemption, or

         o the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus the Reinvestment Spread.

Unless otherwise specified by the Remarketing Agent and the Company on any Duration/Mode Determination Date, the redemption type will be Par Redemption. Furthermore, the redemption in part of any Notes must be in increments of $1,000 or integral multiples thereof.

         "Treasury Yield" means, with respect to any redemption date applicable to any of the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue" means, with respect to the Notes subject to redemption, the United States Treasury security selected by the Remarketing Agent as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

         "Comparable Treasury Price" means, with respect to any redemption date applicable to the Notes subject to redemption:

         o the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such applicable Reference Treasury Dealer Quotations, or

         o if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations, or

         o if only one Reference Treasury Dealer Quotation is received, such Quotation.

         "Reference Treasury Dealer" means, with respect to the Notes subject to redemption, at least four primary U.S. Government securities dealers in New York City as selected by the Company, which may include the Remarketing Agent or an affiliate thereof.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the Notes subject to redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

         "Reinvestment Spread" means, with respect to the Notes subject to redemption, a number, expressed as a number of basis points or as a percentage, selected by the Company and agreed to by the Remarketing Agent on the Duration/Mode Determination Date.

REPAYMENT AT THE OPTION OF THE HOLDERS

         The Notes will not be subject to repayment at the option of the holders thereof prior to the initial Remarketing Reset Date. Thereafter, if the Company elects on the Duration/Mode Determination Date preceding a Subsequent Spread Period, the Notes will be subject to repayment at the option of the holders thereof during such Subsequent Spread Period, on such date(s) as the Company may select, in whole or in part in increments of $1,000 or integral multiples thereof, at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to but excluding the date of repayment. So long as DTC or its nominee is the record holder of the Notes, beneficial owners that desire to have all or any portion of their Notes repaid must instruct their broker or other designated direct or indirect participant to direct DTC or its nominee to exercise the repayment option on their behalf by forwarding the instructions to the Trustee, not more than 60 nor less than 30 calendar days prior to the date scheduled for repayment or within such other notice period as may be specified on the applicable Duration/Mode Determination Date.

         All instruction given to participants from beneficial owners of global notes relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner shall cause the broker or direct or indirect participant through which it owns its interest to transfer such beneficial owner's interest in the global note or notes representing the related book entry Notes, on DTC's records, to the Trustee.

FORM, DENOMINATION AND REGISTRATION

         The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The Notes will be deposited with, or on behalf of, DTC. The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

         Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("direct participants") or persons such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of direct participants) and the records of direct participants (with respect to interests of persons other than direct participants).

         So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

         Payments on global notes will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Indenture provides that if:

         o the Depository notifies the Company that it is unwilling or unable to continue as Depository,

         o if the Depository ceases to be eligible under the Indenture and a successor depository is not appointed by the Company within 90 days, or

        o an Event of Default with respect to the Notes shall have occurred and be continuing, and the holders of a majority in aggregate principal amount of the Notes determine to discontinue the system of book-entry transfers through DTC (or a successor depository), the global notes will be exchanged for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. Interest on Notes held in definitive form will be payable on each Interest Payment Date specified for the Initial Spread Period and any Subsequent Spread Period, in each case to the person in whose name such
Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding such Interest Payment Date.

CERTAIN INDENTURE PROVISIONS

         The Indenture permits, in certain circumstances therein specified, the amendment thereof without the consent of the Holders of any of the Debt Securities. The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations under the Indenture of the Company and the rights of Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a specified percentage in aggregate principal amount of the Debt Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a specified percentage in aggregate principal amount of the Debt Securities of each series at the time Outstanding, on behalf of the Holders of all the Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

         As provided in and subject to the provisions of the Indenture, a Holder of Debt Securities shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of this series, the Holders of not less than a specified percentage in aggregate principal amount of the Debt Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Debt Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

                  No reference herein to the Indenture and no provision of this Note, subject to the provisions for satisfaction and discharge in Article Seven of the Indenture, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

                  The Indenture permits the Company, by irrevocably depositing, in amounts and maturities sufficient to pay and discharge at the Stated Maturity or redemption date, as the case may be, the entire indebtedness on all Outstanding Notes, cash or U.S. Government Obligations with the Trustee in trust solely for the benefit of the Holders of all Outstanding Notes, to defease the Indenture with respect to such Notes, and upon such deposit the Company shall be deemed to have paid and discharged its entire indebtedness on such Notes. Thereafter, Holders would be able to look only to such trust fund for payment of principal and interest at the Stated Maturity or redemption date, as the case may be.

                  As provided in the Indenture and subject to certain limitations therein set forth, the transfer of Notes is registrable in the Debt Security Register, upon surrender of a Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other offices or agencies of the Trustee from time to time designated for such purpose, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

                  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                  Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

                  All undefined terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.